Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-92591


                              PROSPECTUS SUPPLEMENT
                     (to Prospectus dated December 9, 1999)

                        2,162,962 Shares of Common Stock

                         and 1,081,481 Purchase Warrants

                          WaveRider Communications Inc.


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     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     See "Risk Factors" beginning on page 3 of the prospectus to read about factors you should consider before buying shares of the common stock.


Plan of Distribution

     We are offering 2,162,962 shares of our common stock and 1,081,481 purchase warrants to Radyr Group Investments, an institutional investor, who is the underwriter pursuant to this prospectus supplement. The common stock and purchase warrants will be purchased at a negotiated purchase price of $2,920,000. In addition, we will pay $275,200 in commissions on this sale of our common stock and purchase warrants. We will not pay any other compensation in conjunction with this sale of our common stock. We have agreed to indemnify Radyr Group Investments against liabilities, including liabilities under the Securities Act of 1933.


Use of Proceeds

     The net proceeds to us from this offering will be $2,644,800. We plan to use the net proceeds for general corporate purposes, including:

-        Repaying our obligations as they become due;

-        Financing capital expenditures; and,

-        Working Capital.

Market for Our Common Stock

     On December 22, 1999, the last reported sales price of our common shares on the OTC Bulletin Board was $1.5625 per share. Our common stock is listed on the OTC Bulletin Board under the symbol "WAVC".

     As of December 15, 1999 and before the issuance of shares pursuant to this prospectus supplement, we have 50,473,510 shares of common stock outstanding.


Legal Matters

     Certain legal matters with respect to the common stock offered hereby will be passed upon for us by Foley, Hoag & Eliot, LLP of Boston, Massachusetts.


General

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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           The date of this prospectus supplement is December 23, 1999